Exhibit 11.0

                        COMPUTATION OF EARNINGS PER SHARE

                                          Three months ended   Three months ended   Nine months ended    Nine months ended
                                          September 30, 2007   September 30, 2006   September 30, 2007   September 30, 2006
                                          ---------------------------------------------------------------------------------
Income available to common stockholders          $    30,670          $    98,206          $   416,098          $   136,736

Weighted average shares outstanding                2,655,047            2,685,311            2,663,209            2,690,858

Basic earnings per share                         $      0.01          $      0.04          $      0.16          $      0.05

Income for diluted earnings per share            $    30,670          $    98,206          $   416,098          $   136,736

Total weighted average common shares
   and equivalents outstanding for
   diluted computation                             2,655,047            2,685,311            2,663,209            2,690,858

Diluted earnings per share                       $      0.01          $      0.04          $      0.16          $      0.05

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